Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Eyenovia, Inc. on Form S-8 of our report dated April 2, 2018 with respect to our audits of the financial statements of Eyenovia, Inc. as of December 31, 2017 and 2016 and for the years then ended appearing in the Annual Report on Form 10-K of Eyenovia, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

August 27, 2018